Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Investment Portfolios, Inc.

and

Board of Trustees

Prudential Investment Portfolios 9:

We consent to the use of our report, dated November 19, 2018, with respect to the financial statements of  PGIM Growth Allocation Fund (formerly Prudential Growth Allocation Fund), a series of The Prudential Investment Portfolios, Inc., as of September 30, 2018 and for each of the years or periods indicated therein and our report, dated December 19, 2018, with respect to the financial statements of PGIM QMA Large-Cap Core Equity Fund (formerly Prudential QMA Large-Cap Core Equity Fund), a series of Prudential Investment Portfolios 9, as of October 31, 2018, and for each of the years or periods indicated therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Miscellaneous — Independent Registered Public Accounting Firm” and “Exhibit A: Form of Plan of Reorganization” in the prospectus/proxy statement.

New York, New York

December 20, 2018